Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 12, 2018, with respect to the financial statements of Kura Oncology, Inc. included in the Registration Statement (Form S-3 No. 333-221479) and related Prospectuses of Kura Oncology, Inc. for the registration of its common stock, preferred stock, debt securities, and warrants.

/s/ Ernst & Young LLP

San Diego, CA

June 25, 2018